                                                                    EXHIBIT 11.4

                             PAGEMART WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                    NINE MONTHS ENDED SEPTEMBER 30, 1999
                                                --------------------------------------------
                                                   NUMBER         PERCENT        EQUIVALENT
                                                 OF SHARES       OUTSTANDING       SHARES
                                                ------------    ------------    ------------
COMMON STOCK
   From Founders' Stock                            2,300,000          100.00%      2,300,000
   Stock Options Exercised                         1,167,063           92.47%      1,079,210
   Preferred Stock Converted to Common Stock      15,310,943          100.00%     15,310,943
   1994 Common Stock Offerings                    11,242,857          100.00%     11,242,857
   1995 Common Stock Offerings                     4,323,874          100.00%      4,323,874
   1996 Common Stock Offering                      6,000,000          100.00%      6,000,000
   Employee Stock Purchase Plan Shares Issued        127,399           90.37%        115,135
   Warrants Exercised                                130,513           48.10%         62,775
                                                ------------                    ------------
                                                  40,602,649                      40,434,794

WEIGHTED AVERAGE SHARES OUTSTANDING                                               40,434,794

NET LOSS                                                                        $(74,794,192)

NET LOSS PER SHARE                                                              $      (1.85)
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